CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

dELiA*s, Inc.

dELiA*s, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is dELiA*s, Inc.

2.	Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation (hereinafter called the “Certificate of Incorporation”) is hereby amended by deleting section A thereof and by inserting the following new section A in its place:

“D. Total Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Twenty-Five Million (225,000,000), consisting of (i) 200,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 25,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).”

3.	This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, dELiA*s, Inc. has caused this certificate to be signed this 17th day of June 2014.

dELiA*s, Inc.

By:	/s/ Ryan A. Schreiber
Name: Ryan A. Schreiber Title: Senior Vice President, General Counsel & Secretary